Exhibit 99.1

For Immediate Release: August 12, 2008

Contact: Jason A. Jenne

(901) 746-2005

True Temper Sports, Inc.

Announces Record 2008 Second Quarter Results

Results of Operations

Memphis, Tennessee…..August 12, 2008…..Today, True Temper Sports, Inc. (“True Temper” or the “Company”) announced its 2008 second quarter and year-to-date results of operations.  Net sales for the second quarter increased 14.2%, to $37.7 million from the $33.0 million recorded during the second quarter of 2007.  Net sales for the first six months of 2008 have increased 17.5%, to $73.6 million from $62.6 million in the first six months of 2007.  Adjusted EBITDA (defined below) for the second quarter increased 31.8%, to $10.4 million from $7.9 million in the second quarter of 2007.  Adjusted EBITDA for the first six months has increased 33.3%, to $20.0 million from $15.0 million in the first six months of 2007.  The Company’s net loss for the 2008 second quarter and year-to-date periods narrowed to $0.1 million and $1.7 million, respectively.  During the comparable periods in 2007 the net loss was $2.3 million and $5.4 million, respectively.

In his comments about the Company’s performance, Scott Hennessy, President and CEO said, “We are pleased to report that the record revenue that we achieved during the first quarter of this year has now been eclipsed by the second quarter results, which posted the largest sales quarter in our company’s history at $37.7 million.  We had set our expectations quite high in terms of sales growth as we entered 2008, and we are certainly encouraged with the momentum achieved through the first half of the year.  Our growth on the top line continues to be fueled by strong demand for our core products in the premium steel golf shaft category, which are used in every major golf company’s product offerings.  The strength of the True Temper and Project X franchises have been clearly demonstrated during the first six months of 2008, as we have seen sales improvement in both our traditional and new products offered under these two flagship brands.  In addition, we delivered another outstanding quarter of revenue gains in our expanding performance sports business, with second quarter growth of 75% to follow-up the first quarter improvement of 88%.  Our expanding marketshare and product range in the hockey industry has been at the heart of our 2008 revenue improvement in performance sports, as we continue to develop a larger and diversified portfolio of performance based recreational products.  Overall, we were quite pleased to complete the first half of 2008 with total sales growth of nearly 18% versus the first half of the prior year, especially given the generally weak economic backdrop in most domestic consumer goods markets.”

Mr. Hennessy continued, “The second quarter also marked another significant step forward in True Temper’s continuing profitability improvement programs.  Our gross profit percentage of 37% for Q2-08 represented the highest quarterly level in over two years, and by closely managing our SG&A spending and investments we were able to deliver a 32% improvement in second quarter Adjusted EBITDA versus the prior year.  Leverage on increased unit sales, improved manufacturing efficiencies, and reduced affects from commodity inflation all contributed to this overall improvement.  The strong second quarter results brought our 2008 year-to-date Adjusted EBITDA to $20.0 million, or 27% of net sales, as our cost savings and profitability improvement efforts are clearly bearing fruit.”

Outlook

Commenting about the Company’s outlook for the future, Mr. Hennessy said, “While we fully anticipate to experience continued sales gains in our business, we do expect to see some moderation of the growth rate during the second half of 2008, as we compare it to a very strong back half of 2007.  On a year-to-date basis our golf shaft revenue is up 11% versus the first half of 2007.  While the overall golf market has held up quite well in the face of a generally unfavorable economic environment, it is certainly not growing at a double digit pace at retail.  Our new products and marketshare initiatives have enabled us to outpace the market during the first half of 2008, and we expect that growth rate to ease during the third and fourth quarters.  While the golf market in the US has been relatively flat, growth in our international markets in Japan and throughout Asia has remained strong, and we expect that to continue during the second half, offsetting some of the weakness domestically.  Likewise, our performance sports revenue base has expanded significantly during the first half of 2008, far exceeding our goal of 50% annual growth.  We are anticipating continued sales growth in the performance sports category during the second half, but again, at a more modest rate.  Overall, while we remain somewhat more cautious going into the back half of this year, it is certainly clear that 2008 will mark a new annual sales record for True Temper Sports.”

Mr. Hennessy continued, “As we assess our profitability forecast for the remainder of 2008, we continue to see strong improvement in both gross profit and Adjusted EBITDA.  Clearly, the third quarter of 2007 represented an unusually challenging period, and we expect to make significant year-over-year gains during this current third quarter.  In addition, we also anticipate further profitability enhancement during the fourth quarter of the year as our manufacturing productivity initiatives continue to pay dividends.  Looking forward into 2009, we believe that a return to our historical gross profit and Adjusted EBITDA percentages is achievable, through continued emphasis on manufacturing efficiencies, new product growth, pricing and commodities management, and our ongoing dedication to cost containment programs.”

Conference Call

True Temper management is scheduled to discuss the Company’s operating performance in a conference call on Wednesday, August 13, 2008 at 2:00pm Eastern Time.  Interested parties may participate by calling 888-577-8994 or 517-308-9015 just prior to the start time.  Callers should request the “True Temper Earnings Call,” with the passcode “True Temper.”  A replay of the conference call will be available from approximately 5:00pm Eastern

Time on August 13, 2008 until 11:59pm Eastern Time on August 27, 2008.  The replay may be accessed by calling 866-490-2547 or 203-369-1702.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by the Company.  This document, including but not limited to comments under the “Outlook” section of this document, contains forward-looking statements.  All statements which address future operating or financial performance, events or developments that we expect, plan, believe, hope, wish, forecast, predict, intend, or anticipate will occur in the future, and other similar meanings or phrases, are forward-looking statements within the meaning of the Act.

The forward-looking statements are based on management’s current views and assumptions regarding future events and future operating or financial performance.  However, there are many risk factors, including but not limited to, the Company’s substantial leverage, the Company’s ability to service its debt, the general state of the economy, the Company’s ability to execute its plans, fluctuations in the availability and price of energy, fluctuations in the availability and price of raw materials, potentially significant increases to employee health and welfare costs, competitive factors, and other risks that could cause the actual results to differ materially from estimates or predictions contained in the Company’s forward-looking statements.  Additional information concerning the Company’s risk factors is contained from time to time in the Company’s public filings with the Securities and Exchange Commission, and recently in item 1A, Risk Factors, in our 2007 Annual Report on Form 10-K.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

Definitions

EBITDA and Adjusted EBITDA are non-GAAP measurements we believe gauge our liquidity and operating performance.   The Company’s definitions and calculations of EBITDA and Adjusted EBITDA are outlined in the attached schedules.

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES

(A wholly-owned subsidiary of True Temper Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands)

	Quarter Ended		Year-To-Date
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
NET SALES	$37,734	$33,037	$73,561	$62,616
Cost of sales	23,763	22,609	47,092	42,171
GROSS PROFIT	13,971	10,428	26,469	20,445
Selling, general and administrative expenses	4,475	3,387	8,342	7,364
Amortization of intangible assets	3,735	3,738	7,469	7,474
Business development, start-up and transition costs	229	664	483	1,036
Loss on early extinguishment of long-term debt	—	—	—	755
OPERATING INCOME	5,532	2,639	10,175	3,816
Interest expense, net	5,657	6,274	11,825	12,279
Other expenses	24	9	67	22
LOSS BEFORE INCOME TAXES	(149)	(3,644)	(1,717)	(8,485)
Income tax benefit	(55)	(1,343)	(24)	(3,123)
NET LOSS	$(94)	$(2,301)	$(1,693)	$(5,362)

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES

(A wholly-owned subsidiary of True Temper Corporation)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 29,	December 31,
	2008	2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,014	$4,722
Receivables, net	25,893	21,185
Inventories	32,092	28,418
Deferred tax assets	1,321	1,242
Prepaid expenses and other current assets	1,827	1,803
Total current assets	66,147	57,370

Property, plant and equipment, net	18,516	18,902
Goodwill	156,023	156,070
Intangible assets, net	111,935	119,396
Other assets	7,347	8,112
Total assets	$359,968	$359,850

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES	$5,987	$987
Current portion of long-term debt
Accounts payable	10,189	7,979
Accrued expenses and other current liabilities	12,088	12,052
Total current liabilities	28,264	21,018

Deferred tax liabilities	10,218	10,139
Long-term debt, net of current portion	254,486	259,733
Other liabilities	10,658	10,959
Total liabilities	303,626	301,849

STOCKHOLDER’S EQUITY
Common stock — par value $0.01 per share; authorized 1,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	118,173	118,648
Accumulated deficit	(56,861)	(55,168)
Accumulated other comprehensive loss, net of taxes	(4,970)	(5,479)
Total stockholder’s equity	56,342	58,001
Commitments and contingent liabilities	—	—
Total liabilities and stockholder’s equity	$359,968	$359,850

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES

(A wholly-owned subsidiary of True Temper Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Year-To-Date
	June 29,	July 1,
	2008	2007
OPERATING ACTIVITIES
Net loss	$(1,693)	$(5,362)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	1,646	1,426
Amortization of deferred financing costs	925	745
Amortization of intangible assets	7,469	7,474
Loss on disposal of property, plant and equipment	22	8
Loss on early extinguishment of long-term debt	—	755
Deferred income taxes	—	(3,255)
Changes in operating assets and liabilities, net	(5,963)	(8,787)
Net cash provided by (used in) operating activities	2,406	(6,996)

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,250)	(1,531)
Acquisition of business	—	(9,574)
Other investing activity	—	(46)
Net cash used in investing activities	(1,250)	(11,151)

FINANCING ACTIVITIES
Proceeds from issuance of bank debt	—	45,000
Principal payments on bank debt	(247)	(24,686)
Payment of debt issuance costs	—	(2,263)
Distribution to TTC	(475)	—
Other financing activity	(142)	(120)
Net cash (used in) provided by financing activities	(864)	17,931

Net increase (decrease) in cash and cash equivalents	292	(216)
Cash and cash equivalents at beginning of period	4,722	3,055
Cash and cash equivalents at end of period	$5,014	$2,839

EBITDA and Adjusted EBITDA Defined

EBITDA represents operating income or loss plus depreciation and amortization of intangible assets.  Adjusted EBITDA represents EBITDA plus business development, start-up and transition costs (excluding depreciation which is included in the add-back to arrive at EBITDA), impairment charges on long lived assets, loss on early extinguishment of long-term debt, severance related to the elimination of certain operations position including the position of Chief Operating Officer (“COO”), initial Sarbanes-Oxley compliance costs, and management service fees.  Not all adjustments described are applicable to the periods identified in the tables below.

EBITDA and Adjusted EBITDA for the periods indicated are calculated as follows:

	Quarter Ended		Year-To-Date
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
Operating income	$5,532	$2,639	$10,175	$3,816
Plus:
Depreciation	800	728	1,646	1,426
Amortization of intangible assets	3,735	3,738	7,469	7,474
EBITDA	10,067	7,105	19,290	12,716
Plus:
Business development, start-up and transition costs	229	664	389	1,036
Loss on early extinguishment of long-term debt	—	—	—	755
Severance related to elimination of COO position	—	—	—	240
Sarbanes-Oxley initial compliance costs	3	12	73	12
Management services fee	125	125	250	250
Adjusted EBITDA	$10,424	$7,906	$20,002	$15,009

EBITDA and Adjusted EBITDA reconciled to net cash provided by operating activities

EBITDA and Adjusted EBITDA are presented because they are widely accepted financial indicators used by certain investors and analysts as a measure of the Company’s liquidity and an indicator of the Company’s operating performance.  EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period, nor have they been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as substitutes for measures of liquidity or operating performance prepared in accordance with GAAP.

Following is a reconciliation of Adjusted EBITDA to net cash provided by operating activities for the periods indicated:

	Quarter Ended		Year-To-Date
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
Adjusted EBITDA	$10,424	$7,906	$20,002	$15,009
Cash interest payments	(2,874)	(3,267)	(11,390)	(10,343)
Cash income tax payments	(100)	—	(220)	(78)
Business development, start-up and transition costs	(229)	(664)	(389)	(1,036)
Severance related to elimination of COO position	—	—	—	(240)
Sarbanes-Oxley initial compliance costs	(3)	(12)	(73)	(12)
Management services fee	(125)	(125)	(250)	(250)
Changes in working capital requirements and other	(4,707)	(3,638)	(5,274)	(10,046)

Net cash provided by (used in) operating activities	$2,386	$200	$2,406	$(6,996)